Ex 10.4

COLLATERAL ASSIGNMENT OF MEMBERSHIP INTEREST

     THIS COLLATERAL ASSIGNMENT OF MEMBERSHIP INTEREST (the “Agreement”) is made as of the 31st day of March, 2004, by and between TALX CORPORATION, a Missouri corporation (the “Assignor”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (“Agent”).

WITNESSETH:

     WHEREAS, Assignor obtained an Aggregate Commitment in the principal amount of up to Forty Million and 00/100 Dollars ($40,000,000.00) pursuant to that certain Loan Agreement dated March 27, 2002 entered into by the Assignor, Agent, and Southwest Bank of St. Louis (“Southwest”) (the “Initial Loan Agreement”), as amended by that First Amendment to Loan Agreement dated July 29, 2002 among Assignor, Agent and Southwest (the “First Amendment”), as further amended by that Second Amendment to Loan Agreement dated January 27, 2003 among Assignor, Agent, and Southwest (the “Second Amendment”), as further amended by that Third Amendment to Loan Agreement dated June 30, 2003 among Assignor, Agent and Southwest (the “Third Amendment”).

     WHEREAS, in order to refinance the indebtedness outstanding under the Initial Loan Agreement, Assignor, Agent, Southwest and the Lender named therein (hereto collectively the “Lenders”) are entering into that certain Amended and Restated Loan Agreement of even date herewith increasing the Aggregate Commitment to an amount up to Eighty Three Million and 00/100 Dollars ($83,000,000.00)(the “Amended and Restated Loan Agreement”) (collectively, the Initial Loan Agreement as so amended by the First Amendment, Second Amendment, Third Amendment, and the Amended and Restated Loan Agreement and as may be amended, restated, and modified from time to time, is referred to herein as the “Loan Agreement”), pursuant to which loans made to Assignor thereunder (each a “Loan” and collectively “Loans”) are evidenced by certain Revolving Notes and Term Notes dated even date therewith in the aggregate amount of up to Eighty Three Million and 00/100 Dollars ($83,000,000.00) and which are all due and payable at the times and pursuant to the terms and conditions of the Loan Agreement (collectively, the Revolving Notes and Term Notes as each may be amended, restated or modified from time to time, are referred to herein as the “Notes”). The term “Loan Documents” and all other capitalized terms used herein and not defined herein have the meanings given to them in the Loan Agreement;

     WHEREAS, Assignor and Lenders acknowledge that portions of the Loans are being used to finance the purchase of certain assets by TALX Employer Services, LLC, a Missouri limited liability company (“TES”);

     WHEREAS, Assignor has agreed to grant to Agent a security interest in and to collaterally assign to Agent, all of its right, title and ownership interest in TES;

     WHEREAS, Lenders refuse to make the Loans unless Assignor executes this Agreement.

     NOW, THEREFORE, to induce the Agent to make the Loans to the Assignor and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby jointly and severally agree as follows:

     1. Grant of Security Interest; Collateral Assignment. To secure the complete and timely satisfaction of all liabilities, indebtedness and obligations of Assignor to Lenders under the Notes, the Loan Agreement, this Agreement, and any other Loan Documents (collectively, the “Obligations”), Assignor hereby, jointly and severally, grants to Agent a continuing security interest in all of Assignor’s present and future right, title and ownership interest in and to TES and all present and future rights to receive payments and other distributions from TES, whether they are paid in cash, or in kind or mixed or howsoever evidenced and all other interests arising under or with respect to TES (the “LLC Interest”). Until the occurrence of an Event of Default, Assignor, or any one of them, shall have the right to collect any amount or thing assigned pursuant to this Agreement payable to Assignor, or any one of them, by TES. Upon the occurrence of an Event of Default and expiration of the applicable cure period, however, Assignor authorizes Agent, at its option, to collect any amount or thing assigned by this Agreement and upon notification to TES, all such payments shall be made directly to Agent. Assignor authorizes Agent to endorse and receipt for any such payments and to apply same to the Obligations.

     2. Further Assurances. Assignor agrees that, until all of the Obligations shall have been satisfied in full and the Notes have been satisfied in accordance with their terms, they will not enter into any agreement which is inconsistent with Assignor’s obligations under this Agreement, without Agent’s prior written consent. Assignor further agrees that at any time and from time to time, at the expense of Assignor, Assignor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Agent may reasonably request, in order to perfect and protect the security interest and collateral assignment granted or purported to be granted hereby or to enable Agent to exercise its rights and remedies hereunder.

     3. Event of Default. The term “Event of Default” has the meaning set forth in the Loan Agreement and the occurrence and continuance of any event or the existence of any condition which is specified as an Event of Default under the Loan Agreement shall constitute an Event of Default hereunder.

     4. Representations, Warranties and Covenants of Assignor. Assignor represents, covenants and warrants to Agent that:

     (a) Assignor has furnished Agent with true and correct copies of the articles of organization and operating agreement of TES together with all amendments thereto;

     (b) This Agreement and the assignment of the LLC Interest given herein does not violate the terms of TES’s articles of organization and operating agreement or any Material Agreement to which TES or Assignor is a party and have been authorized by the members of TES;

     (c) Unless an Event of Default shall have occurred, Assignor shall be entitled to exercise (but only in a manner consistent with the terms hereof) the voting, consent and other rights and remedies of Assignor with respect to TES, provided, however, that no action shall be taken or failed to be taken by Assignor which could reasonably be expected to (i) directly or indirectly authorize or permit the dissolution, liquidation or sale of TES or the sale, lease, assignment, transfer or other disposition of any of the assets of TES; (ii) have the result of materially and adversely affecting any of the rights of Agent under this Agreement or the Loan Documents; (iii) violate the terms of this Agreement or the Loan Documents; (iv) have the effect of impairing the validity or priority of the security interests created hereunder in favor of Agent in any manner whatsoever; or (v) cause an Event of Default. Notwithstanding anything herein to the contrary, in no event shall Agent have any of the obligations or liabilities of Assignor with respect to TES by virtue of this Agreement or the exercise of its rights hereunder, and Assignor hereby covenants and agrees to hold harmless Agent from and against any and all liability, loss or damage which Agent may suffer by reason of its security interest in the LLC Interest, except to the extent cause by Agent’s gross negligence or willful misconduct. If Agent becomes a substituted member of TES in place of Assignor, Agent shall not be liable for any of the obligations or liabilities of Assignor with respect to TES unless expressly agreed to in writing by Agent;

     (d) Assignor has not previously and will not further assign, transfer or encumber the interests hereby assigned to Agent and any such purported assignment shall be void and of no effect;

     (e) Upon the occurrence of an Event of Default, Assignor authorizes Agent, at its option, to collect any amount or thing assigned by this Agreement and upon notification to TES, all such payments shall be made directly to Agent. Assignor authorizes Agent to endorse and receipt for any such payments and to apply same to the Obligations and, in furtherance thereof, Assignor appoints and designates Agent as Assignor’s irrevocable attorney-in-fact to endorse and receipt for checks and to collect any and all amounts and things assigned hereby; (f) Assignor has the unqualified right to enter into this Agreement and perform its terms;

     (g) Assignor is the sole member in good standing of TES;

     (h) Except for the assignment granted by this Agreement and except for any liens permitted by the Loan Documents, the LLC Interest is not subject to any lien, pledge or encumbrance; and

     (i) Assignor shall not, without the prior written consent of Agent, amend or modify TES’s operating agreement or articles of organization, except to the extent such change could not reasonably be expected to adversely affect the Agent or the Lenders.

     5. Default and Remedies. If any Event of Default shall have occurred, Agent shall have, in addition to all other rights and remedies given it by this Agreement, those provided in the Loan Documents and those allowed at law or in equity and the rights and remedies of a secured party under the Uniform Commercial Code. In the event Agent reasonably believes an Event of Default has occurred, Agent shall have the right to receive all distributions and payments from TES that otherwise would be made to Assignor and shall immediately have the right to exercise any and all right, title and interest of Assignor in and to the LLC Interest, including the right to vote and to participate in the management of TES. Upon the occurrence of any Event of Default, Agent shall have the right to sell, assign or deliver the LLC Interest in a commercially reasonable manner, upon ten (10) days written notice to TES and without demand or adjustment. Agent shall apply the proceeds of any sale of the LLC Interest first toward any costs or expenses incurred by Agent in exercising its rights hereunder and then towards satisfaction of the Obligations. Assignor hereby waives any claims which may arise by reason of the fact that the price Agent receives for sale of the LLC Interest is below market value or insufficient. If the LLC Interest is sold pursuant to this Agreement and a sufficient sum is not realized to pay in full the Obligations, Assignor hereby covenants to pay Agent the resulting deficiency.

     6. Termination of Agreement. At such time as Assignor shall completely satisfy all of the Obligations and the Notes are satisfied in accordance with their terms, this Agreement shall terminate and Agent shall execute and deliver to Assignor, at Assignor’s expense, all releases, assignments and other instruments as may be necessary or proper to re-vest in Assignor full title to the LLC Interest, subject to any disposition thereof which may have been made by Agent pursuant hereto.

     7. Expenses. Any and all reasonable fees, costs and out-of-pocket expenses, of whatever kind or nature, including, without limitation, attorneys’ fees and legal expenses, incurred by Agent from and after the date hereof in connection with the payment or discharge of any taxes, counsel fees, maintenance fees, encumbrances or otherwise protecting, maintaining or preserving the LLC Interest, or in defending or prosecuting any actions or proceedings arising out of or related to this Agreement or the LLC Interest, shall, to the extent permitted by applicable law, be borne and paid by Assignor on demand by Agent and until so paid shall be added to the principal amount of the Obligations and shall bear interest at the interest rate then applicable under the Loan Documents. Assignor shall indemnify, defend and hold Agent harmless from and against any losses costs, expenses, damages or liabilities of any kind whatsoever arising or accruing as a result of Agent’s enforcement or attempted enforcement of this Agreement or any of the Loan Documents.

     8. Financing Statements. Assignor hereby agrees to execute and authorize Agent to file UCC-1 financing statements, or any other document or instrument reasonably necessary or desirable in order to evidence and perfect the assignment and security interest granted under this Agreement.

     9 Agent May Act. If Assignor fails to comply with any of its obligations hereunder, Agent may do so in Assignor’s name or in Agent’s name to the extent permitted by applicable law, but at Assignor’s expense, and Assignor hereby agrees to reimburse Agent in full for all reasonable expenses, including, without limitation, reasonable attorneys’ fees, incurred by Agent in protecting, defending or maintaining the value of the LLC Interest.

     10 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     11 Rights Cumulative. All of Agent’s rights and remedies with respect to Assignor, whether established hereby or by the Loan Documents or by law, shall be cumulative and may be exercised singularly or concurrently. To the maximum extent permitted by applicable laws (which matters shall survive termination, repayment in full of, and/or release of the liens and security interests of Agent arising under the Loan Documents), Assignor hereby waives protest of all commercial paper at any time held by Agent on which Assignor is any way liable and notice and opportunity to be heard, before exercise by Agent of the remedies of self-help, setoff, or of other summary procedures permitted by any applicable laws or by any agreement with Assignor and, except where required hereby or by any applicable laws, notice of any other action taken by Agent and Assignor hereby releases Agent and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them, except willful misconduct or gross negligence.

     12 Modification. This Agreement is subject to modification only by a writing signed by all of the parties.

     13 Inurement. The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided however, that the foregoing provision shall not invalidate or otherwise modify the restrictions imposed on Assignor hereunder with respect to transferring any part of or interest in the Assignor.

     14 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto to be effective shall be in writing and shall be personally delivered, mailed by certified or registered mail, return receipt requested, sent prepaid by reliable overnight courier or sent by facsimile transmission. Unless otherwise expressly provided herein, notices shall be deemed to have been validly given when delivered, or, in the case of mailing, two (2) business days after deposit in the mail in the continental United States, postage prepaid; or, in the case of reliable overnight courier, on the business day after the courier accepts delivery of such item for next business day delivery; or, in the case of facsimile transmission, when sent against confirmation of receipt prior to 5:00 p.m. local time at the recipient’s office, in each case addressed as follows:

If to Agent:	LaSalle Bank National Association
One Metropolitan Square
211 N. Broadway, Suite 4050
St. Louis, Missouri 63102
Attn: Tom Harmon

With a Copy to:	Blackwell Sanders Peper Martin LLP
720 Olive Street, 24th Floor

St. Louis, Missouri 63101
Attn: John P. McNearney, Esq

If to Assignor:	TALX Corporation
1850 Borman Court
St. Louis, Missouri 63146
Attn: William Canfield

With a Copy to:	Bryan Cave
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Attn: Karen W. Fries, Esq.

or to such other address or telecopy number as each party may designate for itself by like notice given in accordance with this Section.

     15 Governing Law. The validity and interpretation of this Agreement and the rights and obligations of the parties shall be governed and construed in accordance with the internal laws of the State of Illinois.

[signatures on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASSIGNOR:

TALX CORPORATION, a Missouri Corporation

By:	/s/ L. Keith Graves
Name:	L. Keith Graves
Title:	CFO

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGENT:

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ Tom Harmon
Print Name:	Tom Harmon
Title:	RVP